EXHIBIT 10.152

AMENDMENT TO
CHARTER COMMUNICATIONS, INC.
2019 STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Charter Communications, Inc. 2019 Stock Incentive Plan (the “Plan”) is dated as of January 28, 2020 (the “Amendment Effective Date”).

1.Option Repricing. Section 5.5 of the Plan is hereby amended and restated as follows:

Option Repricing. Notwithstanding anything contained in this Plan to the contrary, neither the Company nor the Committee may approve an Option repricing without stockholder approval. For the purposes of the preceding sentence, an “Option repricing” shall include reducing the exercise price per share of any outstanding Option, permitting the cancellation, forfeiture or tender of outstanding Options in exchange for other Awards or for new Options with a lower exercise price per Share, by any other method repricing or replacing any outstanding Option, or taking any other action deemed to be a “repricing” under the rules of the national securities exchange or other market on which the Shares are listed or admitted to trading.

2.Effective Date. This Amendment shall become effective as of the Amendment Effective Date. Except as expressly set forth herein, the Plan shall remain in full force and effect in accordance with its terms.

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